TOUCHSTONE STRATEGIC TRUST
AMENDMENT TO
RESTATED AGREEMENT AND DECLARATION OF TRUST
The undersigned, being a majority of the Trustees of Touchstone Strategic Trust (the “Trust”), acting pursuant to Sections 4.1 and 7.3 of the Trust’s Restated Agreement and Declaration of Trust, dated May 19, 1993, as amended (the “Declaration”), hereby adopt the following resolutions:

WHEREAS, pursuant to an Agreement and Plan of Reorganization among the Touchstone Controlled Growth with Income Fund (the “Fund”) and Touchstone Dynamic Diversified Income Fund (the “Acquiring Fund”), each a series of the Trust, executed by the Trust pursuant to authorization granted by the Trustees of the Trust (the “Board”) at a Board meeting held on February 12, 2019, pursuant to notice duly given and at which a quorum consisting of at least a majority of the Trustees was present and acting throughout, the Fund (i) transferred all of its assets to the Acquiring Fund in exchange solely for voting shares of beneficial interest of the Acquiring Fund and the assumption by the Acquiring Fund of all of the liabilities of the Fund; and (ii) distributed pro rata to Fund shareholders the Acquiring Fund shares received in complete liquidation and termination of the Fund; and
WHEREAS, as of the date hereof, there are no shares outstanding of the Fund.
RESOLVED, that pursuant to Section 4.1 of the Declaration, the Shares of the Touchstone Controlled Growth with Income Fund, and the establishment and designation thereof, are hereby abolished; and
FURTHER RESOLVED, that Section 4.2 of the Declaration is hereby amended to remove the Touchstone Controlled Growth with Income Fund as a Series of the Trust, and following execution of such amendment to the Declaration (the “Amendment”), the proper officers of the Trust be, and they hereby are, authorized to file or cause to be filed such Amendment with the Office of the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston.
Capitalized terms used but not defined in this amendment to the Declaration have the meanings otherwise assigned to them in the Declaration.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, hereunto set their hand this 16th day of May, 2019.

/s/ Karen Carnahan Karen Carnahan	/s/ Phillip R. Cox Phillip R. Cox
/s/ William C. Gale William C. Gale	/s/ Susan J. Hickenlooper Susan J. Hickenlooper
/s/ Jill T. McGruder Jill T. McGruder	/s/ Kevin A. Robie Kevin A. Robie
/s/ Edward J. VonderBrink Edward J. VonderBrink